UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 29, 2017 (November 29, 2017)

CAESARS ENTERTAINMENT CORPORATION

(Exact name of registrant as specified in charter)

Delaware	001-10410	62-1411755
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Caesars Palace Drive, Las Vegas, Nevada 89109

(Address of Principal Executive Offices)(Zip Code)

(702) 407-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On November 29, 2017, certain subsidiaries of Caesars Entertainment Corporation (together with such subsidiaries, the “Company”) entered into agreements with certain subsidiaries of VICI Properties Inc. (such subsidiaries, “VICI”) including a purchase agreement for the sale by the Company of the real estate assets of Harrah’s Las Vegas, LLC, a Nevada limited liability company (“HLV” and, the real estate assets of HLV, the “HLV Property”) to VICI (the “Harrah’s Purchase Agreement”) and an amendment and restatement of the Right of First Refusal Agreement previously entered into between the Company and VICI Properties L.P. (the “ROFR Amendment”). The descriptions of the Harrah’s Purchase Agreement and ROFR Amendment set forth under Item 8.01 of this Current Report on Form 8-K are incorporated herein by reference.

Item 8.01	Other Events.

On November 29, 2017, the Company and VICI (i) entered into a sale and leaseback transaction with respect to the HLV Property and (ii) entered into an agreement pursuant to which the Company will acquire from VICI approximately 18 acres of land adjacent to the HLV Property (the “Eastside Land”) which is currently intended for the development of a new convention center of approximately 300,000 square feet (the “Eastside Convention Center”) which is expected to be constructed on a portion of the Eastside Land and a portion of other land that is owned by the Company (such other land, together with the Eastside Land, the “Designated Land”). Under the terms of the Harrah’s Purchase Agreement, the Company will receive approximately $1.13 billion of net proceeds, and under the purchase agreement for the Eastside Land (the “Eastside Purchase Agreement”), the Company will pay approximately $73,600,000. The closings of the transactions described in the Harrah’s Purchase Agreement and the Eastside Purchase Agreement are subject to the satisfaction of customary closing conditions.

As part of the HLV Property sale and leaseback transaction, HLV will lease the HLV Property from VICI under a lease (the “HLV Lease”). The HLV Lease will have an initial 15 year term, and HLV will have four consecutive options to extend the HLV Lease for five-year renewal terms. The HLV Lease will provide for a fixed base rent for each of the first seven years of the HLV Lease term equal to $87.4 million (subject to escalation as described below). In the eighth year of the HLV Lease, rent will be split into an 80% fixed base rent component and 20% variable rent component, which will be adjusted periodically from time to time. In addition, the HLV Lease will contain a fixed annual rent escalator on the base rent equal to (i) 1% commencing in the second year of the HLV Lease and (ii) the greater of 2% and the increase in the Consumer Price Index commencing in the sixth year of the HLV Lease; provided that if the increase in clause (ii) results in an EBITDAR to Rent Ratio (as defined in the HLV Lease) of less than 1.6:1, the annual escalator will be such lower amount necessary to achieve a 1.6:1 ratio (but will in no event result in rent being lower than the prior lease year’s rent).

In connection with the acquisition of the Eastside Land, the Company will enter into a put-call agreement with VICI pursuant to which (i) if the Company develops the Eastside Convention Center so that the Eastside Convention Center includes at least 250,000 usable square feet and customary closing conditions are satisfied, then the Company will have the right, starting in the year 2024 and exercisable within one year, to sell to VICI and immediately lease back the real property consisting of the Eastside Convention Center (the “ECC Put”), (ii) if the Company exercises the ECC Put but VICI fails to close the purchase of the Eastside Convention Center and customary closing conditions are satisfied, then the Company will have the right to purchase the HLV Property from VICI, (iii) if the Company develops the Eastside Convention Center and customary closing conditions are satisfied, but the Company does not exercise the ECC Put, then VICI will have the right to exercise a call option, starting in the year 2027 and exercisable within one year, pursuant to which VICI would have the right to purchase from the Company and lease back the real property consisting of the Eastside Convention Center, and (iv) the Company will agree to certain restrictions on the Company’s right to develop a convention center in a location other than the Eastside Land. However, neither the put-call agreement, the HLV Lease, the Harrah’s Purchase Agreement nor the Eastside Purchase Agreement requires the Company to develop the Eastside Convention Center or any other convention center in any location.

In connection with the transactions described above, the parties will enter into the ROFR Amendment pursuant to which VICI will have a right of first refusal on certain income-producing improvements that are built on the Designated Land and, assuming the Company’s proposed acquisition of Centaur Holdings, LLC (“Centaur”) is consummated, any sale and leaseback by the Company of the Centaur real property assets.

On November 29, 2017, the Company issued a press release announcing these transactions. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press Release.

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAESARS ENTERTAINMENT CORPORATION

Dated: November 29, 2017	By:	/S/ SCOTT E. WIEGAND
	Name:	Scott E. Wiegand
	Title:	Senior Vice President, Deputy General Counsel and Corporate Secretary